UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 2, 2015

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-198073	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

12744 San Fernando Road, Building 3 Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

CGS Administrators, LLC, the Medicare Administrative Contractor (MAC) for Ohio and Kentucky, removed CPT 0100T (Placement of a subconjunctival retinal prosthesis receiver and pulse generator, and implantation of intra-ocular retinal electrode array, with vitrectomy) from the Non-Covered Services Local Coverage Determination and agreed to cover the implantation of the Argus II retinal prosthesis system for the FDA approved indications.

CGS also published an article (Article ID #54326) outlining the coding and indications for Ohio and Kentucky. The article can be found on the Center for Medicare and Medicaid Service (CMS) website at www.cms.gov. This coverage decision by CGS along with the availability in both Ohio and Kentucky of highly rated universities with full service surgical retina departments now provides the opportunity for treatment of Medicare beneficiaries.

CMS relies on a network of MACs, or Medicare Administrative Contractors, to administer and process Medicare fee-for-service claims within a specified region (or jurisdiction) within the United States. There are currently 12 jurisdictions. CMS also delegates the authority to the MACs to make the majority of decisions regarding coverage for a given service, procedure or device.

Currently, there are two MACs providing coverage for the Argus II, including CGS and Palmetto GBA (Virginia, West Virginia, North Carolina and South Carolina).

The Company continues to work with other Medicare Administrative Contractors and payers to secure further positive coverage for the Argus II.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2015

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ Thomas B. Miller
By: Thomas B. Miller
Chief Financial Officer